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                                                                      Exhibit 2A


The Manufacturers Life Insurance Company of New York
Corporate Center at Rye
555 Theodore Fremd Avenue
Rye, New York  10580





March 13, 1998


To whom it may concern,

This opinion is written in reference to the flexible premium variable life insurance policy (the "Policy") to be issued by The Manufacturers Life Insurance Company of New York, a New York corporation (the "Company"), with respect to the variable portion of which a Registration Statement on Form S-6 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the"Act").

As Counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of New York and is a validly existing corporation.

2. The Manufacturers Life Insurance Company of New York Separate Account B (the "Variable Life Account") is a separate account of the Company and is duly created and validly existing pursuant to Article 42, Section 4240 of the New York Insurance Laws.

3. The portion of the assets to be held in the Variable Life Account equal to the reserves and other liabilities under the Policy is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Policy, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to my name in the prospectus included as part of this Registration Statement on Form S-6.

Very truly yours,

/s/ TRACY A. KANE

Tracy A. Kane
Secretary and Counsel